Exhibit 99.1

FIRST BANCORP. ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2024

SAN JUAN, Puerto Rico – January 23, 2025 – First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $75.7 million, or $0.46 per diluted share, for the fourth quarter of 2024, compared to $73.7 million, or $0.45 per diluted share, for the third quarter of 2024, and $79.5 million, or $0.46 per diluted share, for the fourth quarter of 2023. For the year ended December 31, 2024, the Corporation reported a net income of $298.7 million, or $1.81 per diluted share, compared to $302.9 million, or $1.71 per diluted share, for the year ended December 31, 2023.
Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented: “We are very pleased to conclude the year with strong fourth quarter results underscored by solid loan growth across all business segments, encouraging core customer deposit trends, and solid profitability metrics. We earned $76 million in net income and grew pre-tax pre-provision income by 5% on a linked quarter basis driven by net interest income expansion and disciplined expense management.
Consistent with our strategy, steady core deposit inflows during the quarter enabled us to reinvest a portion of our investment portfolio cash flows into higher yielding securities at a very attractive spread to our run-off yield, while growing the loan book by $303 million and paying down higher-cost funding sources, including the redemption of $50 million in junior subordinated debentures.
Our solid performance this quarter caps a year of record results for the franchise. We registered record revenues and posted a return on average assets above 1.5% for the third consecutive year. The loan portfolio expanded by 4.7% or $569 million, we added $267 million in core customer deposits and distributed over 100% of earnings in the form of capital deployment actions for the fourth consecutive year. These results were complemented by ongoing community outreach initiatives aligned with our commitment to support reconstruction efforts and facilitate the development of affordable housing projects and the modernization of critical infrastructure in our main market. We are achieving the targets we set to measure our strategy's success and are seeing the benefit of the investments we have made in technology to accelerate our growth and improve how we serve our communities.
As we look to 2025, the operating environment seems conducive to another year of positive performance and organic capital generation. Given this backdrop, and our strong capital levels and improved earnings profile, we are pleased to announce that our Board approved a 13% increase in our common stock dividend. We remain focused on deploying our capital in a thoughtful manner by prioritizing responsible organic growth, executing reasonable share repurchase opportunities, and maintaining a sustainable dividend payout policy.”
	Q4	Q3	Q4	Year
	2024	2024	2023	2024	2023
	Financial Highlights (1)
Net interest income	$209,267	$202,064	$196,682	$807,479	$797,110
Provision for credit losses	20,904	15,245	18,812	59,921	60,940
Non-interest income	32,199	32,502	33,609	130,722	132,694
Non-interest expenses	124,533	122,935	126,605	487,073	471,428
Income before income taxes	96,029	96,386	84,874	391,207	397,436
Income tax expense	20,328	22,659	5,385	92,483	94,572
Net income	$75,701	$73,727	$79,489	$298,724	$302,864

	Q4	Q3	Q4	Year
	2024	2024	2023	2024	2023
	Selected Financial Data (1)
Net interest margin	4.33%	4.25%	4.14%	4.25%	4.22%
Efficiency ratio	51.57%	52.41%	54.98%	51.92%	50.70%
Earnings per share - diluted	$0.46	$0.45	$0.46	$1.81	$1.71
Book value per share	$10.19	$10.38	$8.85	$10.19	$8.85
Tangible book value per share (2)	$9.91	$10.09	$8.54	$9.91	$8.54
Return on average equity	17.77%	18.31%	23.69%	19.09%	21.86%
Return on average assets	1.56%	1.55%	1.70%	1.58%	1.62%

 Results for the Fourth Quarter of 2024 compared to the Third Quarter of 2024

Profitability
Net income – $75.7 million, or $0.46 per diluted share compared to $73.7 million, or $0.45 per diluted share.
Income before income taxes – $96.0 million compared to $96.4 million.
Adjusted pre-tax, pre-provision income (Non-GAAP)(2) – $116.9 million compared to $111.6 million.
Net interest income – $209.3 million compared to $202.1 million. Net interest margin increased to 4.33%, compared to 4.25%.
Provision for credit losses – $20.9 million compared to $15.2 million. The increase in provision reflects loan growth, mainly in the commercial loan portfolio. The economic outlook continues to reflect a positive outlook which impacted the provision levels but to a lesser extent than in the previous quarter.
Non-interest income – $32.2 million compared to $32.5 million.
Non-interest expenses – $124.5 million compared to $122.9 million. The efficiency ratio was 51.57%, compared to 52.41%.
Income taxes – $20.3 million compared to $22.7 million. The decrease in income tax expense was due to a lower effective tax rate, in part due to a higher proportion of exempt income to taxable income.

Balance Sheet
Total loans – grew by $303.2 million to $12.8 billion, primarily reflecting growth in the commercial loan portfolio across all regions. Total loan originations, other than credit card utilization activity, of $1.5 billion, up $352.1 million, mainly in commercial and construction loans.
Core deposits (other than brokered and government deposits) – increased by $197.9 million to $12.9 billion, which reflects growth of $106.7 million in the Puerto Rico region and $87.3 million in the Florida region. This increase includes a $296.8 million increase in non-interest-bearing deposits.
Government deposits (fully collateralized) – increased by $367.9 million to $3.5 billion, mainly in the Puerto Rico region.
Brokered certificates of deposits (“CDs”) – decreased by $41.9 million to $478.1 million, reflecting a $129.9 million decrease in the Puerto Rico region, partially offset by an $88.0 million increase in the Florida region.

Asset Quality
Allowance for credit losses (“ACL”) coverage ratio – amounted to 1.91%, compared to 1.98%.
Annualized net charge-offs to average loans ratio remained flat at 0.78%, reflecting an increase in consumer loans and finance leases net charge-offs which was offset by a decrease in commercial and construction net charge-offs.
Non-performing assets – decreased by $0.8 million to $118.3 million, compared to $119.1 million.

Liquidity and Capital
Liquidity – Cash and cash equivalents amounted to $1.2 billion, compared to $685.4 million. When adding $1.2 billion of free high-quality liquid securities that could be liquidated or pledged within one day and $912.4 million in available lending capacity at the Federal Home Loan Bank (“FHLB”), available liquidity amounted to 17.27% of total assets, compared to 18.43%.
Capital – Repurchased $50.0 million of junior subordinated debentures and paid $26.1 million in common stock dividends. Capital ratios exceeded required regulatory levels. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 18.02%, 16.32%, 16.32%, and 11.07%, respectively, as of December 31, 2024. On a non-GAAP basis, the tangible common equity ratio(2) decreased to 8.44% when compared to 8.79%, in part due to a decrease in the fair value of available-for-sale debt securities due to changes in market interest rates which is recognized as part of accumulated other comprehensive loss.

(1) In thousands, except per share information and financial ratios.
(2) Represents non-GAAP financial measures. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures for the definition of and additional information about these non-GAAP financial measures.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 2 of 27
NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Net Interest Income
Interest income	$279,728	$274,675	$272,245	$268,505	$265,481
Interest expense	70,461	72,611	72,617	71,985	68,799
Net interest income	$209,267	$202,064	$199,628	$196,520	$196,682

Average Balances
Loans and leases	$12,584,143	$12,354,679	$12,272,816	$12,207,840	$12,004,881
Total securities, other short-term investments and interest-bearing cash balances	6,592,411	6,509,789	6,698,609	6,720,395	6,835,407
Average interest-earning assets	$19,176,554	$18,864,468	$18,971,425	$18,928,235	$18,840,288

Average interest-bearing liabilities	$11,911,904	$11,743,122	$11,868,658	$11,838,159	$11,665,459

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.79%	5.78%	5.76%	5.69%	5.59%
Average rate on interest-bearing liabilities - GAAP	2.35%	2.45%	2.45%	2.44%	2.34%
Net interest spread - GAAP	3.44%	3.33%	3.31%	3.25%	3.25%
Net interest margin - GAAP	4.33%	4.25%	4.22%	4.16%	4.14%

Net interest income amounted to $209.3 million for the fourth quarter of 2024, an increase of $7.2 million, compared to $202.1 million for the third quarter of 2024. The increase in net interest income reflects the following:

•
A $3.2 million increase in interest income from interest-bearing cash balances, driven by a $349.3 million increase in the average cash balances, which consisted primarily of deposits maintained at the Federal Reserve Bank (the “FED”) which more than compensated for the reduction in the federal funds rate.

•
A $1.2 million decrease in interest expense on junior subordinated debentures mainly due to the full quarter effect of the $50.0 million redemption of the then-outstanding trust-preferred securities (“TruPS”) in September 2024.

•	A $1.0 million decrease on interest expense on interest-bearing deposits, consisting of:

-	A $1.8 million decrease in interest expense on brokered CDs, driven by a $115.1 million decrease in the average balance.

-
A $0.8 million decrease in interest expense on time deposits, excluding brokered CDs, mainly associated with new issuances and renewals at lower interest rates when compared to the third quarter of 2024. The average cost of non-brokered time deposits in the fourth quarter of 2024 decreased 9 basis points to 3.51% when compared to the previous quarter.

Partially offset by:

-	A $1.6 million increase in interest expense on interest-bearing checking and savings accounts, driven by a $348.2 million increase in the average balance.

•	A $1.0 million increase in interest income on loans, mainly driven by:

-
A $0.5 million increase in interest income on commercial and construction loans, driven by a $192.1 million increase in the average balance of this portfolio and higher collections from late charges and prepayment penalties, partially offset by the effect of lower market interest rates on the downward repricing of variable-rate loans.

As of December 31, 2024, the interest rate on approximately 53% of the Corporation’s commercial and construction loans was tied to variable rates, with 33% based upon SOFR of 3 months or less, 12% based upon the Prime rate index, and 8% based on other indexes. For the quarter ended December 31, 2024, the average one-month SOFR decreased 62 basis points, the average three-month SOFR decreased 58 basis points, and the average Prime rate decreased 62 basis points, compared to the average rates for such indexes for the previous quarter.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 3 of 27
-
A $0.4 million increase in interest income on consumer loans and finance leases, in part due to a $21.3 million increase in the average balance, mainly in the auto loans and finance leases portfolios, partially offset by the downward repricing in the credit cards portfolio.

•
A $0.8 million increase in interest income on debt securities, driven by the effect during the fourth quarter of 2024 of $367.5 million in maturities of debt securities with an average yield of 0.65% being partially replenished with $222.1 million in purchases of U.S. agencies mortgage-backed securities (“MBS”) with an average yield of 5.40%.

Net interest margin for the fourth quarter of 2024 was 4.33%, an 8 basis points increase when compared to the third quarter of 2024, mostly reflecting a change in asset mix resulting from an increase in interest-bearing cash balances deposited at the FED as a result of an increase in deposits, and the deployment of cash flows from lower-yielding investment securities to fund loan growth and purchases of higher-yielding investment securities, while simultaneously repaying higher-rate brokered CDs and redeeming the aforementioned junior subordinated debentures. These factors were partially offset by the downward repricing of variable-rate commercial loans and a lower federal funds rate on cash deposited at the FED.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
(In thousands)
Service charges and fees on deposit accounts	$9,748	$9,684	$9,725	$9,662	$9,662
Mortgage banking activities	3,183	3,199	3,419	2,882	2,094
Insurance commission income	2,274	3,003	2,786	5,507	2,379
Card and processing income	12,155	11,768	11,523	11,312	11,015
Other non-interest income	4,839	4,848	4,585	4,620	8,459
Non-interest income	$32,199	$32,502	$32,038	$33,983	$33,609

Non-interest income decreased by $0.3 million to $32.2 million for the fourth quarter of 2024, compared to $32.5 million for the third quarter of 2024, mainly due to:

•	A $0.7 million decrease in insurance commission income related to less production of insurance policies during the fourth quarter of 2024.

Partially offset by:

•	A $0.4 million increase in card and processing income, mainly due to credit card incentives recognized during the fourth quarter of 2024.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 4 of 27
NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
(In thousands)
Employees' compensation and benefits	$59,652	$59,081	$57,456	$59,506	$55,584
Occupancy and equipment	22,771	22,424	21,851	21,381	21,847
Business promotion	5,328	4,116	4,359	3,842	6,725
Professional service fees:
Collections, appraisals and other credit-related fees	956	688	1,149	1,366	952
Outsourcing technology services	7,499	7,771	7,698	7,469	7,003
Other professional fees	3,355	4,079	3,584	3,841	3,295
Taxes, other than income taxes	5,994	5,665	5,408	5,129	5,535
FDIC deposit insurance	2,236	2,164	2,316	3,102	8,454
Other insurance and supervisory fees	1,967	2,092	2,287	2,293	2,308
Net gain on OREO operations	(1,074)	(1,339)	(3,609)	(1,452)	(1,005)
Credit and debit card processing expenses	7,147	7,095	7,607	5,751	7,360
Communications	2,251	2,170	2,261	2,097	2,134
Other non-interest expenses	6,451	6,929	6,315	6,598	6,413
Total non-interest expenses	$124,533	$122,935	$118,682	$120,923	$126,605

Non-interest expenses amounted to $124.5 million in the fourth quarter of 2024, an increase of $1.6 million, from $122.9 million in the third quarter of 2024. The $1.6 million increase reflects the following significant variances:

•	A $1.2 million increase in business promotion expenses, mainly as a result of increases in events and sponsorships and public relations activities associated with seasonal campaign efforts.

•	A $0.6 million increase in employees’ compensation and benefits expenses, in part due to increases in incentives and benefits.

•
A $0.3 million increase in occupancy and equipment expenses, mainly due to accelerated rent expense recognized due to the closure of a branch in the Puerto Rico region during the fourth quarter of 2024.

•	A $0.3 million decrease in net gain on other real estate owned (“OREO”) operations, driven by a write-down of a commercial property in the Puerto Rico region and lower rental income.

Partially offset by:

•	A $0.7 million decrease in professional services fees, mainly due to a decrease in consulting fees driven by technology projects completed during the third quarter of 2024.

•	A $0.4 million decrease in other non-interest expenses, mainly due to lower charges for operational and fraud losses.

INCOME TAXES

The Corporation recorded an income tax expense of $20.3 million for the fourth quarter of 2024, compared to $22.7 million for the third quarter of 2024. The decrease in income tax expense was due to a lower effective tax rate, in part due to a higher proportion of exempt income to taxable income.

The Corporation’s annual effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 23.0% for the fourth quarter of 2024, compared to an estimated annual effective tax rate of 23.7% for the third quarter of 2024. As of December 31, 2024, the Corporation had a deferred tax asset of $136.4 million, net of a valuation allowance of $119.1 million against the deferred tax assets.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 5 of 27
CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Nonaccrual loans held for investment:
Residential mortgage	$31,949	$31,729	$31,396	$32,685	$32,239
Construction	1,365	4,651	4,742	1,498	1,569
Commercial mortgage	10,851	11,496	11,736	11,976	12,205
Commercial and industrial (“C&I”)	20,514	18,362	27,661	25,067	15,250
Consumer and finance leases	22,788	23,106	20,638	21,739	22,444
Total nonaccrual loans held for investment	$87,467	$89,344	$96,173	$92,965	$83,707
OREO	17,306	19,330	21,682	28,864	32,669
Other repossessed property	11,859	8,844	7,513	6,226	8,115
Other assets (1)	1,620	1,567	1,532	1,551	1,415
Total non-performing assets (2)	$118,252	$119,085	$126,900	$129,606	$125,906

Past due loans 90 days and still accruing (3)	$42,390	$43,610	$47,173	$57,515	$59,452
Nonaccrual loans held for investment to total loans held for investment	0.69%	0.72%	0.78%	0.76%	0.69%
Nonaccrual loans to total loans	0.69%	0.72%	0.78%	0.75%	0.69%
Non-performing assets to total assets	0.61%	0.63%	0.67%	0.69%	0.67%

(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”) held as part of the available-for-sale debt securities portfolio.
(2)
Excludes purchased-credit deteriorated (“PCD”) loans previously accounted for under Accounting Standards Codification (“ASC”) Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses (“CECL”) on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $6.2 million as of December 31, 2024 (September 30, 2024 - $6.5 million; June 30, 2024 - $7.4 million; March 31, 2024 - $8.6 million; December 31, 2023 - $8.3 million).

(3)
These include rebooked loans, which were previously pooled into Government National Mortgage Association (“GNMA”) securities, amounting to $5.7 million as of December 31, 2024 (September 30, 2024- $6.6 million; June 30, 2024 - $6.8 million; March 31, 2024 - $8.8 million; December 31, 2023 - $7.9 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

•
Total non-performing assets decreased by $0.8 million to $118.3 million as of December 31, 2024, compared to $119.1 million as of September 30, 2024. Total nonaccrual loans held for investment decreased by $1.9 million to $87.4 million as of December 31, 2024, compared to $89.3 million as of September 30, 2024.

The decrease in non-performing assets was driven by:

-
A $2.0 million decrease in the OREO portfolio balance, mainly attributable to the sale of residential properties in the Puerto Rico region and the sale of a $0.6 million construction property in the Puerto Rico region.

-	A $1.8 million decrease in nonaccrual commercial and construction loans, mainly due to repayments and a $0.5 million charge-off recorded on a nonaccrual C&I loan in the Puerto Rico region.

-	A $0.3 million decrease in nonaccrual consumer loans and finance leases.

Partially offset by:

-	A $3.0 million increase in other repossessed property, consisting of repossessed automobiles.

-	A $0.2 million increase in nonaccrual residential mortgage loans.

•
Inflows to nonaccrual loans held for investment were $37.1 million in the fourth quarter of 2024, a decrease of $1.6 million, when compared to the third quarter of 2024. Inflows to nonaccrual consumer loans were $31.5 million in the fourth quarter of 2024, a decrease of $1.5 million compared to inflows of $33.0 million in the third quarter of 2024. Inflows to nonaccrual residential mortgage loans were $4.2 million in the fourth quarter of 2024, a decrease of $0.5 million compared to inflows of $4.7 million in the third quarter of 2024. Inflows to nonaccrual commercial and construction loans were $1.4 million in the fourth quarter of 2024, an increase of $0.4 million compared to inflows of $1.0 million in the third quarter of 2024. See Early Delinquency below for additional information.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 6 of 27
•
Adversely classified commercial loans increased by $9.6 million to $87.3 million as of December 31, 2024, driven by the downgrades of two commercial mortgage loans in the Florida region amounting to $24.4 million, partially offset by the upgrade of a $12.2 million C&I loan in the Puerto Rico region.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $153.0 million as of December 31, 2024, an increase of $9.6 million, compared to $143.4 million as of September 30, 2024. The variances by major portfolio are as follows:

•	Consumer loans in early delinquency increased by $14.1 million to $118.0 million, mainly in the auto loans and finance leases portfolios.

•	Residential mortgage loans in early delinquency increased by $0.9 million to $32.8 million.

Partially offset by:

•	Commercial and construction loans in early delinquency decreased by $5.4 million to $2.2 million, mainly due to the refinancing of two matured C&I loans during the fourth quarter of 2024.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 7 of 27
Allowance for Credit Losses

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the fourth and third quarters of 2024:

	Quarter Ended December 31, 2024
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$40,651	$62,649	$143,696	$246,996	$3,461	$1,119	$526	$252,102
Provision for credit losses - expense (benefit)	308	(4,083)	25,319	21,544	(318)	(317)	(5)	20,904
Net charge-offs	(305)	(29)	(24,264)	(24,598)	-	-	-	(24,598)
Allowance for credit losses, end of period	$40,654	$58,537	$144,751	$243,942	$3,143	$802	$521	$248,408
Amortized cost of loans and finance leases	$2,828,431	$6,160,418	$3,757,707	$12,746,556
Allowance for credit losses on loans to amortized cost	1.44%	0.95%	3.85%	1.91%

	Quarter Ended September 30, 2024
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$46,051	$70,172	$138,309	$254,532	$4,502	$1,267	$549	$260,850
Provision for credit losses - (benefit) expense	(5,476)	(6,435)	28,381	16,470	(1,041)	(148)	(36)	15,245
Net recoveries (charge-offs)	76	(1,088)	(22,994)	(24,006)	-	-	13	(23,993)
Allowance for credit losses, end of period	$40,651	$62,649	$143,696	$246,996	$3,461	$1,119	$526	$252,102
Amortized cost of loans and finance leases	$2,820,147	$5,884,535	$3,741,342	$12,446,024
Allowance for credit losses on loans to amortized cost	1.44%	1.06%	3.84%	1.98%

Allowance for Credit Losses for Loans and Finance Leases

As of December 31, 2024, the ACL for loans and finance leases was $243.9 million, a decrease of $3.1 million, from $247.0 million as of September 30, 2024. The decrease was mainly related to the ACL for commercial and construction loans, which decreased by $4.1 million, mainly due to releases associated with the improved financial condition of certain commercial borrowers and an improvement on the economic outlook of certain macroeconomic variables, particularly in variables associated with commercial real estate property performance, partially offset by loan growth. Meanwhile, the ACL for consumer loans increased by $1.0 million, driven by loan growth, mainly in auto loans and finance leases, and higher charge-off and delinquency levels, partially offset by improvements in macroeconomic variables, mainly in the projection of the unemployment rate.

The provision for credit losses on loans and finance leases was $21.5 million for the fourth quarter of 2024, compared to $16.5 million in the third quarter of 2024, as detailed below:

•
Provision for credit losses for the residential mortgage loan portfolio was an expense of $0.3 million for the fourth quarter of 2024, compared to a net benefit of $5.5 million for the third quarter of 2024. The net benefit recorded during the third quarter of 2024 was driven by updated macroeconomic variables, mainly in the projection of the unemployment rate.

•
Provision for credit losses for the commercial and construction loan portfolios was a net benefit of $4.1 million for the fourth quarter of 2024, compared to a net benefit of $6.4 million for the third quarter of 2024. The decrease in net benefit during the fourth quarter of 2024 was driven by loan growth.

•
Provision for credit losses for the consumer loan and finance lease portfolios was an expense of $25.3 million for the fourth quarter of 2024, compared to an expense of $28.4 million for the third quarter of 2024. The decrease in provision expense was driven by the aforementioned changes in macroeconomic variables, partially offset by loan growth and higher charge-off and delinquency levels.

The ratio of the ACL for loans and finance leases to total loans held for investment was 1.91% as of December 31, 2024, compared to 1.98% as of September 30, 2024. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 278.90% as of December 31, 2024, compared to 276.46% as of September 30, 2024.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 8 of 27
Net Charge-Offs

The following table presents ratios of net charge-offs (recoveries) to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024		December 31, 2023

Residential mortgage	0.04%	-0.01%	0.01%	0.03%		-0.04%
Construction	-0.17%	-0.02%	-0.02%	-0.02%		0.01%
Commercial mortgage	-0.01%	-0.01%	-0.07%	-0.01%		0.09%
Commercial and Industrial	0.02%	0.14%	-0.08%	-0.59%		0.00%
Consumer loans and finance leases	2.59%	2.47%	2.38%	1.70	% (1)	2.26%
Total loans	0.78%	0.78%	0.69%	0.37	% (1)	0.69%

(1)
The $10.0 million recovery associated with the bulk sale of fully charged-off consumer loans during the first quarter of 2024 reduced the consumer loans and finance leases and total net charge-offs to related average loans ratio for the quarter ended March 31, 2024 by 104 basis points and 31 basis points, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $24.6 million for the fourth quarter of 2024, or an annualized 0.78% of average loans, compared to $24.0 million, or an annualized 0.78% of average loans, in the third quarter of 2024. The $0.6 million increase in net charge-offs was driven by a $1.3 million increase in net charge-offs in consumer loans and finance leases and a $0.4 million increase in net charge-offs in the residential mortgage loan portfolio, partially offset by a $1.2 million charge-off recorded on the sale of a nonaccrual C&I loan in the third quarter of 2024.

Allowance for Credit Losses for Unfunded Loan Commitments

As of December 31, 2024, the ACL for off-balance sheet credit exposures decreased to $3.1 million, compared to $3.5 million as of September 30, 2024, driven by an improvement on the economic outlook of certain macroeconomic variables, particularly in variables associated with commercial real estate property performance.

Allowance for Credit Losses for Debt Securities

As of December 31, 2024, the ACL for debt securities was $1.3 million, of which $0.8 million related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $1.6 million and $1.1 million, respectively, as of September 30, 2024. The $0.3 million decrease in the ACL of Puerto Rico municipal bonds was mainly related to updated financial information of a certain bond issuer received during the fourth quarter of 2024.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 9 of 27
STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $19.3 billion as of December 31, 2024, up $433.8 million from September 30, 2024.

The following variances within the main components of total assets are noted:

•
A $474.0 million increase in cash and cash equivalents, mainly related to an overall increase in deposits and the net cash inflows from the investment securities portfolio, partially offset by loan growth funding and the redemption of $50.0 million in outstanding TruPS. The redemption of TruPS was aligned with the Corporation’s plan for optimization of its capital structure while reducing financing costs.

•
A $334.9 million decrease in investment securities, driven by the aforementioned maturities of $367.5 million, $105.2 million in principal repayments of U.S. agencies MBS and debentures, and the $82.3 million decrease in the fair value of available-for-sale debt securities attributable to changes in market interest rates, partially offset by the aforementioned purchases of U.S. agencies MBS totaling $222.1 million during the fourth quarter of 2024.

•
A $303.2 million increase in total loans. The growth consisted of increases of $127.9 million in the Puerto Rico region, $126.9 million in the Florida region, and $48.4 million in the Virgin Islands region. On a portfolio basis, the variance consisted of increases of $275.9 million in commercial and construction loans; $16.4 million in consumer loans, primarily auto loans and finance leases in the Puerto Rico region, partially offset by a decrease in personal loans; and $10.9 million in residential mortgage loans. The increase in commercial and construction loans reflects growth of $114.0 million in the Florida region, $110.9 million in the Puerto Rico region, and $51.0 million in the Virgin Islands region.

Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.5 billion in the fourth quarter of 2024, an increase of $352.1 million compared to the third quarter of 2024.

Total loan originations in the Puerto Rico region amounted to $1.2 billion in the fourth quarter of 2024, compared to $902.2 million in the third quarter of 2024. The $272.1 million increase in total loan originations was mainly in commercial and construction loans, driven by five C&I originations totaling $156.5 million, including four disbursements of lines of credit that increased originations by $136.5 million, and four commercial mortgage loan originations totaling $152.8 million, each in excess of $20 million.

Total loan originations in the Virgin Islands region amounted to $65.1 million in the fourth quarter of 2024, compared to $34.7 million in the third quarter of 2024. The $30.4 million increase in total loan originations was mainly in commercial and construction loans related to higher utilization of a government line of credit.

Total loan originations in the Florida region amounted to $298.1 million in the fourth quarter of 2024, compared to $248.4 million in the third quarter of 2024. The $49.7 million increase in total loan originations was mainly related to a $46.5 million increase in commercial and construction loans.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 10 of 27
Total liabilities were approximately $17.6 billion as of December 31, 2024, an increase of $465.4 million from September 30, 2024.

The following variances within the main components of total liabilities are noted:

•	Total deposits increased $523.9 million consisting of:

o	A $367.9 million increase in government deposits, which reflects growth of $385.5 million in the Puerto Rico region, partially offset by a decrease of $19.7 million in the Virgin Islands region.

o
A $197.9 million increase in deposits, excluding brokered CDs and government deposits, which reflects growth of $106.7 million in the Puerto Rico region and $87.3 million in the Florida region. The increase in such deposits includes a $296.8 million increase in non-interest-bearing deposits.

Partially offset by:

o
A $41.9 million decrease in brokered CDs, reflecting a $129.9 million decrease in the Puerto Rico region, partially offset by an $88.0 million increase in the Florida region. The decline reflects maturing short-term brokered CDs amounting to $174.1 million with an all-in cost of 5.26% that were paid off during the fourth quarter of 2024, partially offset by $132.2 million of new issuances with original average maturities of approximately 1 year and an all-in cost of 4.14%.

Partially offset by:

•	A $50.0 million decrease in other borrowings related to the aforementioned redemption of outstanding TruPS issued by FBP Statutory Trust II, a financing trust that is wholly owned by the Corporation.

Total stockholders’ equity amounted to $1.7 billion as of December 31, 2024, a decrease of $31.6 million from September 30, 2024, driven by an $82.3 million decrease in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss and $26.3 million in common stock dividends declared in the fourth quarter of 2024, partially offset by the net income generated in the fourth quarter of 2024.

As of December 31, 2024, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.32%, 16.32%, 18.02%, and 11.07%, respectively, as of December 31, 2024, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 16.18%, 16.18%, 18.25%, and 10.96%, respectively, as of September 30, 2024.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 15.76%, 16.51%, 17.76%, and 11.20%, respectively, as of December 31, 2024, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 16.00%, 16.76%, 18.01%, and 11.36%, respectively, as of September 30, 2024.

LIQUIDITY

Cash and cash equivalents increased by $474.0 million to $1.2 billion as of December 31, 2024. When adding $1.2 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.4 billion as of December 31, 2024, or 12.54% of total assets, compared to $2.5 billion, or 13.32% of total assets as of September 30, 2024. In addition, as of December 31, 2024, the Corporation had $912.4 million available for credit with the FHLB based on the value of the collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government-sponsored enterprises’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 17.27% as of December 31, 2024, compared to 18.43% as of September 30, 2024.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation had approximately $2.6 billion available for funding under the FED’s Borrower-In-Custody Program as of December 31, 2024. In the aggregate, as of December 31, 2024, the Corporation had $5.9 billion, or 124% of estimated uninsured deposits (excluding fully collateralized government deposits), available to meet liquidity needs.

The Corporation’s total deposits, excluding brokered CDs, amounted to $16.4 billion as of December 31, 2024, compared to $15.8 billion as of September 30, 2024, which includes $3.5 billion and $3.2 billion, respectively, in government deposits that are fully collateralized. Excluding fully collateralized government deposits and FDIC-insured deposits, as of December 31, 2024, the estimated amount of uninsured deposits was $4.8 billion, which represents 29.36% of total deposits, compared to $4.6 billion, or 29.25% of total deposits, as of September 30, 2024. Refer to Table 11 in the accompanying tables (Exhibit A) for additional information about the deposits composition.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 11 of 27
Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio decreased to 8.44% as of December 31, 2024, compared to  8.79% as of September 30, 2024, driven by the $82.3 million decrease in the fair value of available-for-sale debt securities and increase in tangible assets. Refer to Non-GAAP Disclosures- Non-GAAP Financial Measures for the definition of and additional information about this non-GAAP financial measure.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,669,236	$1,700,885	$1,491,460	$1,479,717	$1,497,609
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(6,967)	(8,260)	(9,700)	(11,542)	(13,383)
Tangible common equity - non-GAAP	$1,623,658	$1,654,014	$1,443,149	$1,429,564	$1,445,615

Tangible Assets:
Total assets - GAAP	$19,292,921	$18,859,170	$18,881,374	$18,890,961	$18,909,549
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(6,967)	(8,260)	(9,700)	(11,542)	(13,383)
Tangible assets - non-GAAP	$19,247,343	$18,812,299	$18,833,063	$18,840,808	$18,857,555
Common shares outstanding	163,869	163,876	163,865	166,707	169,303

Tangible common equity ratio - non-GAAP	8.44%	8.79%	7.66%	7.59%	7.67%
Tangible book value per common share - non-GAAP	$9.91	$10.09	$8.81	$8.58	$8.54

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 12 of 27
Exposure to Puerto Rico Government

Direct Exposure

As of December 31, 2024, the Corporation had $288.6 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, compared to $285.5 million as of September 30, 2024. As of December 31, 2024, approximately $195.8 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $51.1 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $8.8 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $30.0 million in loans to public corporations of Puerto Rico. In addition, the total direct exposure included an obligation of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $2.9 million (fair value of $1.6 million as of December 31, 2024), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.3 million as of December 31, 2024, of which $0.3 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $92.4 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans.  These bonds are accounted for as held-to-maturity debt securities.

Indirect Exposure

As of December 31, 2024 and September 30, 2024, the Corporation had $3.1 billion and $2.7 billion, respectively, of public sector deposits in Puerto Rico. Approximately 17% of the public sector deposits as of December 31, 2024 were from municipalities and municipal agencies in Puerto Rico, and 83% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Additionally, as of December 31, 2024, the outstanding balance of construction loans funded through conduit financing structures to support the federal programs of Low-Income Housing Tax Credit (“LIHTC”) combined with Community Development Block Grant-Disaster Recovery (“CDBG-DR”) funding amounted to $59.2 million, compared to $40.2 million as of September 30, 2024. The main objective of these programs is to spur development in new or rehabilitated and affordable rental housing. PRHFA, as program subrecipient and conduit issuer, issues tax-exempt obligations which are acquired by private financial institutions and are required to co-underwrite with PRHFA a mirror construction loan agreement for the specific project loan to which the Corporation will serve as ultimate lender but where the PRHFA will be the lender of record. The total amount of unfunded loan commitments related to these loans as of December 31, 2024 was $94.2 million.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 13 of 27
NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted net income and adjusted earnings per share, and adjusted pre-tax, pre-provision income exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and adjusted net interest income margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the years ended December 31, 2024 and 2023 included the following Special Items:

Years Ended December 31, 2024 and 2023

FDIC Special Assessment Expense

-
Charges of $1.1 million ($0.7 million after-tax, calculated based on the statutory tax rate of 37.5%) and $6.3 million ($3.9 million after-tax, calculated based on the statutory tax rate of 37.5%) were recorded for the years ended December 31, 2024 and 2023, respectively, as a result of the special assessment imposed by the FDIC in connection with losses to the Deposit Insurance Fund associated with protecting uninsured deposits following the failures of certain financial institutions during the first half of 2023. The estimated FDIC special assessment of $7.4 million was the revised estimated loss reflected in the FDIC invoice for the first quarterly collection period with a payment date of June 28, 2024. The FDIC deposit special assessment is reflected in the condensed consolidated statements of income as part of “FDIC deposit insurance” expenses.

Gain Recognized from Legal Settlement

-
A $3.6 million ($2.3 million after-tax, calculated based on the statutory tax rate of 37.5%) gain from a legal settlement reflected in the condensed consolidated statements of income for the year ended December 31, 2023 as part of other non-interest income.

Gain on Early Extinguishment of Debt

-
A $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures reflected in the condensed consolidated statements of income for the year ended December 31, 2023 as “Gain on early extinguishment of debt.” The junior subordinated debentures are reflected in the condensed consolidated statements of financial condition as “Other borrowings.” The purchase price equated to 92.5% of the $21.4 million par value. The 7.5% discount resulted in the gain of $1.6 million. The gain, realized at the holding company level, had no effect on the income tax expense recorded during 2023.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 14 of 27
Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance, which are regarded as Special Items.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangible assets. Tangible assets are total assets less goodwill and other intangible assets. Tangible common equity ratio is tangible common equity divided by tangible assets. Tangible book value per common share is tangible assets divided by common shares outstanding. Refer to Statement of Financial Condition - Tangible Common Equity (Non-GAAP) for a reconciliation of the Corporation’s total stockholders’ equity and total assets in accordance with GAAP to the non-GAAP financial measures of tangible common equity and tangible assets, respectively. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Refer to Table 4 in the accompanying tables (Exhibit A) for a reconciliation of the Corporation’s net interest income to adjusted net interest income excluding valuations, and on a tax-equivalent basis. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 15 of 27
NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

The following table shows, for the fourth and third quarters of 2024, net income and earnings per diluted share, and reconciles, for the fourth quarter of 2023 and years ended December 31, 2024 and 2023, net income to adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures that exclude the significant Special Items discussed in the Non-GAAP Disclosures - Special Items section.

	Quarter Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(In thousands, except per share information)
Net income, as reported (GAAP)	$75,701	$73,727	$79,489	$298,724	$302,864
Adjustments:
FDIC special assessment expense	-	-	6,311	1,099	6,311
Gain recognized from legal settlement	-	-	-	-	(3,600)
Gain on early extinguishment of debt	-	-	-	-	(1,605)
Income tax impact of adjustments (1)	-	-	(2,367)	(412)	(1,017)
Adjusted net income attributable to common stockholders (non-GAAP)	$75,701	$73,727	$83,433	$299,411	$302,953
Weighted-average diluted shares outstanding	163,893	163,872	171,351	165,268	177,180
Earnings Per Share - diluted (GAAP)	$0.46	$0.45	$0.46	$1.81	$1.71
Adjusted Earnings Per Share - diluted (non-GAAP)	$0.46	$0.45	$0.49	$1.81	$1.71

(1)	See Non-GAAP Disclosures - Special Items above for discussion of the individual tax impact related to the above adjustments.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters and for the years ended December 31, 2024 and 2023:

	Quarter Ended					Year Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(Dollars in thousands)
Income before income taxes	$96,029	$96,386	$101,379	$97,413	$84,874	$391,207	$397,436
Add: Provision for credit losses expense	20,904	15,245	11,605	12,167	18,812	59,921	60,940
Add: FDIC special assessment expense	-	-	152	947	6,311	1,099	6,311
Less: Gain recognized from legal settlement	-	-	-	-	-	-	(3,600)
Less: Gain on early extinguishment of debt	-	-	-	-	-	-	(1,605)
Adjusted pre-tax, pre-provision income (1)	$116,933	$111,631	$113,136	$110,527	$109,997	$452,227	$459,482
Change from most recent prior period (amount)	$5,302	$(1,505)	$2,609	$530	$(3,389)	$(7,255)	$(15,798)
Change from most recent prior period (percentage)	4.7%	-1.3%	2.4%	0.5%	-3.0%	-1.6%	-3.3%

(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Thursday, January 23, 2025, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the Corporation’s investor relations website, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839. The participant access code is 960930. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the Corporation’s investor relations website, fbpinvestor.com, until January 23, 2026. A telephone replay will be available one hour after the end of the conference call through February 22, 2025, at (866) 813-9403. The replay access code is 745161.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 16 of 27
Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, as updated in the Corporation’s subsequent Quarterly Reports on Form 10-Q, and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the effect of the current global interest rate environment (including the potential for ongoing reductions in interest rates) and inflation levels on the level, composition and performance of the Corporation’s assets and liabilities, and corresponding effects on the Corporation’s net interest income, net interest margin, loan originations, deposit attrition, overall results of operations, and liquidity position; the effects of changes in the interest rate environment, including any adverse change in the Corporation’s ability to attract and retain clients and gain acceptance from current and prospective customers for new and existing products and services, including those related to the offering of digital banking and financial services; volatility in the financial services industry, which could result in, among other things, bank deposit runoffs, liquidity constraints, and increased regulatory requirements and costs; the effect of continued changes in the fiscal and monetary policies and regulations of the U.S. federal government (including as a result of the new presidential administration), the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, that may affect the future results of the Corporation; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which may require us to sell investment securities at a loss; adverse changes in general political and economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers on which we rely, increased costs and losses and/or adverse effects to our reputation; general competitive factors and other market risks as well as the implementation of existent or planned strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions, dispositions, strategic partnerships, strategic operational investments, including systems conversions, and any anticipated efficiencies or other expected results related thereto; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on June 5, 2024, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or determinations and assumptions in applying those standards, and of forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to pay dividends to the Corporation; environmental, social, and governance matters, including our climate-related initiatives and commitments; the impacts of natural or man-made disasters, widespread health emergencies, geopolitical conflicts (including sanctions, war or armed conflict, such as the ongoing conflict in Ukraine, the conflict in the Middle East, the possible expansion of such conflicts in surrounding areas and potential geopolitical consequences, and the threat of conflict from neighboring countries in our region), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s debt securities portfolio, and the potential for additional credit losses that could emerge from further downgrades of the U.S.’s Long-Term Foreign-Currency Issuer Default Rating and negative ratings outlooks; the impacts of applicable legislative, tax, or regulatory changes or changes in legislative, tax, or regulatory priorities, potential government shutdowns, and political impasses, including uncertainties regarding the U.S. debt ceiling and federal budget, as well as the change in administration as a result of the 2024 U.S. presidential and Puerto Rico general elections, on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require further special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake to, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 17 of 27
About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

###

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 18 of 27
EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition

	As of
	December 31, 2024	September 30, 2024	December 31, 2023
(In thousands, except for share information)
ASSETS
Cash and due from banks	$1,158,215	$684,028	$661,925
Money market investments:
Time deposits with other financial institutions	500	500	300
Other short-term investments	700	843	939
Total money market investments	1,200	1,343	1,239
Debt securities available for sale, at fair value (ACL of $521 as of December 31, 2024; $526 as of September 30, 2024; and $511 as of December 31, 2023)	4,565,302	4,894,781	5,229,984

Debt securities held to maturity, at amortized cost, net of ACL of $802 as of December 31, 2024; $1,119 as of September 30, 2024; and $2,197 as of December 31, 2023 (fair value of $308,040 as of December 31, 2024; $316,854 as of September 30, 2024; and $346,132 as of December 31, 2023)	316,984	322,023	351,981
Total debt securities	4,882,286	5,216,804	5,581,965
Equity securities	52,018	52,432	49,675
Total investment securities	4,934,304	5,269,236	5,631,640
Loans, net of ACL of $243,942 as of December 31, 2024; $246,996 as of September 30, 2024; and $261,843 as of December 31, 2023	12,502,614	12,199,028	11,923,640
Loans held for sale, at lower of cost or market	15,276	12,641	7,368
Total loans, net	12,517,890	12,211,669	11,931,008
Accrued interest receivable on loans and investments	71,881	67,112	77,716
Premises and equipment, net	133,437	136,401	142,016
OREO	17,306	19,330	32,669
Deferred tax asset, net	136,356	137,484	150,127
Goodwill	38,611	38,611	38,611
Other intangible assets	6,967	8,260	13,383
Other assets	276,754	285,696	229,215
Total assets	$19,292,921	$18,859,170	$18,909,549
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,547,538	$5,275,733	$5,404,121
Interest-bearing deposits	11,323,760	11,071,657	11,151,864
Total deposits	16,871,298	16,347,390	16,555,985
Advances from the FHLB	500,000	500,000	500,000
Other borrowings	61,700	111,700	161,700
Accounts payable and other liabilities	190,687	199,195	194,255
Total liabilities	17,623,685	17,158,285	17,411,940
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (December 31, 2024 - 163,868,877 shares outstanding; September 30, 2024 - 163,875,810 shares outstanding; and December 31, 2023 - 169,302,812 shares outstanding)	22,366	22,366	22,366
Additional paid-in capital	964,964	962,973	965,707
Retained earnings	2,038,812	1,989,419	1,846,112

Treasury stock, at cost (December 31, 2024 - 59,794,239 shares; September 30, 2024 - 59,787,306 shares; and December 31, 2023 - 54,360,304 shares)	(790,350)	(790,252)	(697,406)
Accumulated other comprehensive loss	(566,556)	(483,621)	(639,170)
Total stockholdersʼ equity	1,669,236	1,700,885	1,497,609
Total liabilities and stockholdersʼ equity	$19,292,921	$18,859,170	$18,909,549

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 19 of 27
Table 2 – Condensed Consolidated Statements of Income

	Quarter Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(In thousands, except per share information)
Net interest income:
Interest income	$279,728	$274,675	$265,481	$1,095,153	$1,023,486
Interest expense	70,461	72,611	68,799	287,674	226,376
Net interest income	209,267	202,064	196,682	807,479	797,110
Provision for credit losses - expense (benefit):
Loans	21,544	16,470	18,975	62,861	66,644
Unfunded loan commitments	(318)	(1,041)	(123)	(1,495)	365
Debt securities	(322)	(184)	(40)	(1,445)	(6,069)
Provision for credit losses - expense	20,904	15,245	18,812	59,921	60,940
Net interest income after provision for credit losses	188,363	186,819	177,870	747,558	736,170

Non-interest income:
Service charges and fees on deposit accounts	9,748	9,684	9,662	38,819	38,042
Mortgage banking activities	3,183	3,199	2,094	12,683	10,587
Gain on early extinguishment of debt	-	-	-	-	1,605
Card and processing income	12,155	11,768	11,015	46,758	43,909
Other non-interest income	7,113	7,851	10,838	32,462	38,551
Total non-interest income	32,199	32,502	33,609	130,722	132,694

Non-interest expenses:
Employees’ compensation and benefits	59,652	59,081	55,584	235,695	222,855
Occupancy and equipment	22,771	22,424	21,847	88,427	85,911
Business promotion	5,328	4,116	6,725	17,645	19,626
Professional service fees	11,810	12,538	11,250	49,455	45,841
Taxes, other than income taxes	5,994	5,665	5,535	22,196	21,236
FDIC deposit insurance	2,236	2,164	8,454	9,818	14,873
Net gain on OREO operations	(1,074)	(1,339)	(1,005)	(7,474)	(7,138)
Credit and debit card processing expenses	7,147	7,095	7,360	27,600	25,997
Other non-interest expenses	10,669	11,191	10,855	43,711	42,227
Total non-interest expenses	124,533	122,935	126,605	487,073	471,428

Income before income taxes	96,029	96,386	84,874	391,207	397,436
Income tax expense	20,328	22,659	5,385	92,483	94,572

Net income	$75,701	$73,727	$79,489	$298,724	$302,864

Net income attributable to common stockholders	$75,701	$73,727	$79,489	$298,724	$302,864

Earnings per common share:
Basic	$0.46	$0.45	$0.47	$1.82	$1.72
Diluted	$0.46	$0.45	$0.46	$1.81	$1.71

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 20 of 27
Table 3 – Selected Financial Data

	Quarter Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.46	$0.45	$0.47	$1.82	$1.72
Net earnings per share - diluted	$0.46	$0.45	$0.46	$1.81	$1.71
Cash dividends declared	$0.16	$0.16	$0.14	$0.64	$0.56
Average shares outstanding	163,084	163,059	170,624	164,549	176,504
Average shares outstanding diluted	163,893	163,872	171,351	165,268	177,180
Book value per common share	$10.19	$10.38	$8.85	$10.19	$8.85
Tangible book value per common share (1)	$9.91	$10.09	$8.54	$9.91	$8.54
Common stock price: end of period	$18.59	$21.17	$16.45	$18.59	$16.45
Selected Financial Ratios (In Percent):
Profitability:
Return on average assets	1.56	1.55	1.70	1.58	1.62
Return on average equity	17.77	18.31	23.69	19.09	21.86
Interest rate spread (2)	3.55	3.42	3.34	3.44	3.53
Net interest margin (2)	4.44	4.34	4.23	4.36	4.33
Efficiency ratio (3)	51.57	52.41	54.98	51.92	50.70
Capital and Other:
Average total equity to average total assets	8.80	8.46	7.16	8.25	7.41
Total capital	18.02	18.25	18.57	18.02	18.57
Common equity Tier 1 capital	16.32	16.18	16.10	16.32	16.10
Tier 1 capital	16.32	16.18	16.10	16.32	16.10
Leverage	11.07	10.96	10.78	11.07	10.78
Tangible common equity ratio (1)	8.44	8.79	7.67	8.44	7.67
Dividend payout ratio	34.47	35.39	30.05	35.25	32.64
Basic liquidity ratio (4)	17.27	18.43	19.82	17.27	19.82
Core liquidity ratio (5)	12.54	13.32	14.93	12.54	14.93
Loan to deposit ratio	75.64	76.21	73.65	75.64	73.65
Uninsured deposits, excluding fully collateralized deposits, to total deposits (6)	29.36	29.25	28.13	29.36	28.13

Asset Quality:

Allowance for credit losses for loans and finance leases to total loans held for investment	1.91	1.98	2.15	1.91	2.15
Net charge-offs (annualized) to average loans outstanding	0.78	0.78	0.69	0.65	0.58
Provision for credit losses for loans and finance leases to net charge-offs	87.58	68.61	91.46	77.83	98.91
Non-performing assets to total assets	0.61	0.63	0.67	0.61	0.67
Nonaccrual loans held for investment to total loans held for investment	0.69	0.72	0.69	0.69	0.69
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	278.90	276.46	312.81	278.90	312.81
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	439.39	428.70	508.75	439.39	508.75

(1)
Non-GAAP financial measures. Refer to Non-GAAP Disclosures and Statement of Financial Condition - Tangible Common Equity (Non-GAAP) above for additional information about the components and a reconciliation of these measures.

(2)
Non-GAAP financial measures reported on a tax-equivalent basis and excluding changes in the fair value of derivative instruments. Refer to Non-GAAP Disclosures and Table 4 below for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.
(6)	Exclude insured deposits not covered by federal deposit insurance.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 21 of 27
Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the fourth and third quarters of 2024, the fourth quarter of 2023, and the years ended December 31, 2024 and 2023, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2024	2024	2023	2024	2023
Net Interest Income
Interest income - GAAP	$279,728	$274,675	$265,481	$1,095,153	$1,023,486
Unrealized (gain) loss on derivative instruments	(3)	5	8	-	8
Interest income excluding valuations - non-GAAP	279,725	274,680	265,489	1,095,153	1,023,494
Tax-equivalent adjustment	5,226	4,528	4,262	19,433	20,839
Interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$284,951	$279,208	$269,751	$1,114,586	$1,044,333

Interest expense - GAAP	$70,461	$72,611	$68,799	$287,674	$226,376

Net interest income - GAAP	$209,267	$202,064	$196,682	$807,479	$797,110

Net interest income excluding valuations - non-GAAP	$209,264	$202,069	$196,690	$807,479	$797,118

Net interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$214,490	$206,597	$200,952	$826,912	$817,957

Average Balances
Loans and leases	$12,584,143	$12,354,679	$12,004,881	$12,355,496	$11,726,304
Total securities, other short-term investments and interest-bearing cash balances	6,592,411	6,509,789	6,835,407	6,629,868	7,181,048
Average Interest-Earning Assets	$19,176,554	$18,864,468	$18,840,288	$18,985,364	$18,907,352
Average Interest-Bearing Liabilities	$11,911,904	$11,743,122	$11,665,459	$11,840,390	$11,370,689
Average Assets (1)	$19,217,363	$18,883,374	$18,581,625	$18,961,356	$18,706,423
Average Non-Interest-Bearing Deposits	$5,402,606	$5,341,589	$5,384,264	$5,351,124	$5,741,345

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.79%	5.78%	5.59%	5.77%	5.41%
Average rate on interest-bearing liabilities - GAAP	2.35%	2.45%	2.34%	2.43%	1.99%
Net interest spread - GAAP	3.44%	3.33%	3.25%	3.34%	3.42%
Net interest margin - GAAP	4.33%	4.25%	4.14%	4.25%	4.22%

Average yield on interest-earning assets excluding valuations - non-GAAP	5.79%	5.78%	5.59%	5.77%	5.41%
Average rate on interest-bearing liabilities	2.35%	2.45%	2.34%	2.43%	1.99%
Net interest spread excluding valuations - non-GAAP	3.44%	3.33%	3.25%	3.34%	3.42%
Net interest margin excluding valuations - non-GAAP	4.33%	4.25%	4.14%	4.25%	4.22%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations - non-GAAP	5.90%	5.87%	5.68%	5.87%	5.52%
Average rate on interest-bearing liabilities	2.35%	2.45%	2.34%	2.43%	1.99%
Net interest spread on a tax-equivalent basis and excluding valuations - non-GAAP	3.55%	3.42%	3.34%	3.44%	3.53%
Net interest margin on a tax-equivalent basis and excluding valuations - non-GAAP	4.44%	4.34%	4.23%	4.36%	4.33%

(1)	Includes, among other things, the ACL on loans and finance leases and debt securities, as well as unrealized gains and losses on available-for-sale debt securities.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 22 of 27
Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest Income (1) / Expense			Average Rate (1)
Quarter Ended	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2024	2023	2024	2024	2023
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$994,674	$645,398	$503,293	$11,986	$8,782	$6,933	4.78%	5.40%	5.47%
Government obligations (2)	2,248,155	2,520,133	2,738,478	7,681	8,458	9,161	1.36%	1.33%	1.33%
MBS	3,295,492	3,290,547	3,543,423	15,685	13,830	15,481	1.89%	1.67%	1.73%
FHLB stock	33,995	33,985	34,745	790	804	830	9.22%	9.39%	9.48%
Other investments	20,095	19,726	15,468	160	73	232	3.16%	1.47%	5.95%
Total investments (3)	6,592,411	6,509,789	6,835,407	36,302	31,947	32,637	2.18%	1.95%	1.89%
Residential mortgage loans	2,832,473	2,816,343	2,812,428	41,574	41,505	40,711	5.82%	5.85%	5.74%
Construction loans	228,438	195,001	211,641	5,351	4,417	4,295	9.29%	8.99%	8.05%
C&I and commercial mortgage loans	5,775,301	5,616,658	5,355,145	102,720	102,768	96,299	7.06%	7.26%	7.13%
Finance leases	894,116	885,807	844,780	17,546	17,290	16,584	7.79%	7.74%	7.79%
Consumer loans	2,853,815	2,840,870	2,780,887	81,458	81,281	79,225	11.32%	11.35%	11.30%
Total loans (4) (5)	12,584,143	12,354,679	12,004,881	248,649	247,261	237,114	7.84%	7.94%	7.84%
Total interest-earning assets	$19,176,554	$18,864,468	$18,840,288	$284,951	$279,208	$269,751	5.90%	5.87%	5.68%

Interest-bearing liabilities:
Time deposits	$3,042,752	$3,057,918	$2,792,843	$26,946	$27,768	$22,304	3.51%	3.60%	3.17%
Brokered CDs	485,176	600,319	572,105	5,907	7,656	7,452	4.83%	5.06%	5.17%
Other interest-bearing deposits	7,777,387	7,429,163	7,635,223	29,854	28,280	29,918	1.52%	1.51%	1.55%
Securities sold under agreements to repurchase	976	-	925	12	-	13	4.88%	0.00%	5.58%
Advances from the FHLB	500,217	500,000	502,446	5,674	5,672	5,709	4.50%	4.50%	4.51%
Other borrowings	105,396	155,722	161,917	2,068	3,235	3,403	7.78%	8.24%	8.34%
Total interest-bearing liabilities	$11,911,904	$11,743,122	$11,665,459	$70,461	$72,611	$68,799	2.35%	2.45%	2.34%
Net interest income				$214,490	$206,597	$200,952
Interest rate spread							3.55%	3.42%	3.34%
Net interest margin							4.44%	4.34%	4.23%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $3.9 million, $3.2 million, and $3.0 million, for the quarters ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 23 of 27
Table 6 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest Income (1) / Expense		Average Rate (1)
Year Ended	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$710,945	$584,083	$37,082	$30,419	5.22%	5.21%
Government obligations (2)	2,517,327	2,843,284	34,139	40,314	1.36%	1.42%
MBS	3,348,925	3,702,908	59,092	67,641	1.76%	1.83%
FHLB stock	34,161	36,606	3,266	2,799	9.56%	7.65%
Other investments	18,510	14,167	543	490	2.93%	3.46%
Total investments (3)	6,629,868	7,181,048	134,122	141,663	2.02%	1.97%
Residential mortgage loans	2,816,732	2,814,102	164,238	160,009	5.83%	5.69%
Construction loans	221,822	172,952	19,260	14,811	8.68%	8.56%
C&I and commercial mortgage loans	5,606,827	5,244,503	405,481	365,185	7.23%	6.96%
Finance leases	879,437	789,870	69,218	60,909	7.87%	7.71%
Consumer loans	2,830,678	2,704,877	322,267	301,756	11.38%	11.16%
Total loans (4) (5)	12,355,496	11,726,304	980,464	902,670	7.94%	7.70%
Total interest-earning assets	$18,985,364	$18,907,352	$1,114,586	$1,044,333	5.87%	5.52%

Interest-bearing liabilities:
Time deposits	$2,999,078	$2,590,313	$105,712	$68,605	3.52%	2.65%
Brokered CDs	627,454	348,829	31,833	16,630	5.07%	4.77%
Other interest-bearing deposits	7,567,514	7,664,793	115,562	100,226	1.53%	1.31%
Securities sold under agreements to repurchase	245	54,570	12	2,769	4.90%	5.07%
Advances from the FHLB	500,055	541,000	22,566	24,608	4.51%	4.55%
Other borrowings	146,044	171,184	11,989	13,538	8.21%	7.91%
Total interest-bearing liabilities	$11,840,390	$11,370,689	$287,674	$226,376	2.43%	1.99%
Net interest income			$826,912	$817,957
Interest rate spread					3.44%	3.53%
Net interest margin					4.36%	4.33%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $13.4 million and $11.9 million for the years ended December 31, 2024 and 2023, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 24 of 27
Table 7 – Loan Portfolio by Geography

	As of December 31, 2024
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,166,980	$156,225	$505,226	$2,828,431

Commercial loans:
Construction loans	181,607	2,820	43,969	228,396
Commercial mortgage loans	1,800,445	67,449	698,090	2,565,984
Commercial and Industrial loans	2,192,468	133,407	1,040,163	3,366,038
Commercial loans	4,174,520	203,676	1,782,222	6,160,418

Finance leases	899,446	-	-	899,446

Consumer loans	2,781,182	69,577	7,502	2,858,261
Loans held for investment	10,022,128	429,478	2,294,950	12,746,556

Loans held for sale	14,558	434	284	15,276
Total loans	$10,036,686	$429,912	$2,295,234	$12,761,832

	As of September 30, 2024
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,168,590	$159,088	$492,469	$2,820,147

Commercial loans:
Construction loans	173,352	2,001	31,989	207,342
Commercial mortgage loans	1,728,552	68,781	674,547	2,471,880
Commercial and Industrial loans	2,161,688	81,942	961,683	3,205,313
Commercial loans	4,063,592	152,724	1,668,219	5,884,535

Finance leases	893,374	-	-	893,374

Consumer loans	2,770,616	69,751	7,601	2,847,968
Loans held for investment	9,896,172	381,563	2,168,289	12,446,024

Loans held for sale	12,641	-	-	12,641
Total loans	$9,908,813	$381,563	$2,168,289	$12,458,665

	As of December 31, 2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,187,875	$168,131	$465,720	$2,821,726

Commercial loans:
Construction loans	111,664	3,737	99,376	214,777
Commercial mortgage loans	1,725,325	65,312	526,446	2,317,083
Commercial and Industrial loans	2,130,368	119,040	924,824	3,174,232
Commercial loans	3,967,357	188,089	1,550,646	5,706,092

Finance leases	856,815	-	-	856,815

Consumer loans	2,726,457	68,498	5,895	2,800,850
Loans held for investment	9,738,504	424,718	2,022,261	12,185,483

Loans held for sale	7,368	-	-	7,368
Total loans	$9,745,872	$424,718	$2,022,261	$12,192,851

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 25 of 27
Table 8 – Non-Performing Assets by Geography

	As of December 31, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$16,854	$6,555	$8,540	$31,949
Construction	403	962	-	1,365
Commercial mortgage	2,716	8,135	-	10,851
Commercial and Industrial	19,595	919	-	20,514
Consumer and finance leases	22,538	205	45	22,788
Total nonaccrual loans held for investment	62,106	16,776	8,585	87,467
OREO	13,691	3,615	-	17,306
Other repossessed property	11,637	219	3	11,859
Other assets (1)	1,620	-	-	1,620
Total non-performing assets (2)	$89,054	$20,610	$8,588	$118,252
Past due loans 90 days and still accruing (3)	$39,307	$3,083	$-	$42,390

	As of September 30, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$16,047	$6,434	$9,248	$31,729
Construction	3,687	964	-	4,651
Commercial mortgage	2,734	8,762	-	11,496
Commercial and Industrial	17,131	1,231	-	18,362
Consumer and finance leases	22,763	307	36	23,106
Total nonaccrual loans held for investment	62,362	17,698	9,284	89,344
OREO	15,715	3,615	-	19,330
Other repossessed property	8,655	186	3	8,844
Other assets (1)	1,567	-	-	1,567
Total non-performing assets (2)	$88,299	$21,499	$9,287	$119,085
Past due loans 90 days and still accruing (3)	$40,458	$3,152	$-	$43,610

	As of December 31, 2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$18,324	$6,688	$7,227	$32,239
Construction	595	974	-	1,569
Commercial mortgage	3,106	9,099	-	12,205
Commercial and Industrial	13,414	1,169	667	15,250
Consumer and finance leases	21,954	419	71	22,444
Total nonaccrual loans held for investment	57,393	18,349	7,965	83,707
OREO	28,382	4,287	-	32,669
Other repossessed property	7,857	252	6	8,115
Other assets (1)	1,415	-	-	1,415
Total non-performing assets (2)	$95,047	$22,888	$7,971	$125,906
Past due loans 90 days and still accruing (3)	$53,308	$6,005	$139	$59,452

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)
Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $6.2 million as of December 31, 2024 (September 30, 2024 - $6.5 million; December 31, 2023 - $8.3 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $5.7 million as of December 31, 2024 (September 30, 2024 - $6.6 million; December 31, 2023 - $7.9 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 26 of 27
Table 9 – Allowance for Credit Losses on Loans and Finance Leases

Quarter Ended	Year Ended
December 31,	September 30,	December 31,	December 31,	December 31,
2024	2024	2023	2024	2023
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$246,996	$254,532	$263,615	$261,843	$260,464
Impact of adoption of ASU 2022-02	-	-	-	-	2,116
Provision for credit losses on loans and finance leases expense	21,544	16,470	18,975	62,861	66,644
Net (charge-offs) recoveries of loans and finance leases:
Residential mortgage	(305)	76	287	(518)	(553)
Construction	96	11	(4)	131	1,889
Commercial mortgage	59	41	(539)	533	(347)
Commercial and Industrial	(184)	(1,140)	(1)	3,962	(6,095)
Consumer loans and finance leases	(24,264)	(22,994)	(20,490)	(84,870	) (1)	(62,275)
Net charge-offs	(24,598)	(24,006)	(20,747)	(80,762	) (1)	(67,381)
Allowance for credit losses on loans and finance leases, end of period	$243,942	$246,996	$261,843	$243,942	$261,843

Allowance for credit losses on loans and finance leases to period end total loans held for investment	1.91%	1.98%	2.15%	1.91%	2.15%
Net charge-offs (annualized) to average loans outstanding during the period	0.78%	0.78%	0.69%	0.65%	0.58%
Provision for credit losses on loans and finance leases to net charge-offs during the period	0.88	x	0.69	x	0.91	x	0.78	x	0.99	x

(1)	For the year ended December 31, 2024, includes a recovery totaling $10.0 million associated with the aforementioned bulk sale of fully charged-off consumer loans and finance leases.

Table 10  – Annualized Net Charge-Offs (Recoveries) to Average Loans

	Quarter Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024		December 31, 2023
Residential mortgage	0.04%	-0.01%	-0.04%	0.02%		0.02%
Construction	-0.17%	-0.02%	0.01%	-0.06%		-1.09%
Commercial mortgage	-0.01%	-0.01%	0.09%	-0.02%		0.01%
Commercial and Industrial	0.02%	0.14%	0.00%	-0.12%		0.21%
Consumer loans and finance leases	2.59%	2.47%	2.26%	2.29	% (1)	1.78%
Total loans	0.78%	0.78%	0.69%	0.65	% (1)	0.58%

(1)
The $10.0 million recovery associated with the aforementioned bulk sale reduced the consumer loans and finance leases and total net charge-offs to related average loans ratio for the for the year ended December 31, 2024 by 27 basis points and 9 basis points, respectively.

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2024 – Page 27 of 27
Table 11 – Deposits

	As of
	December 31, 2024	September 30, 2024	December 31, 2023
(In thousands)
Time deposits	$3,007,144	$3,067,261	$2,833,730
Interest-bearing saving and checking accounts	7,838,498	7,484,348	7,534,800
Non-interest-bearing deposits	5,547,538	5,275,733	5,404,121
Total deposits, excluding brokered CDs (1)	16,393,180	15,827,342	15,772,651
Brokered CDs	478,118	520,048	783,334
Total deposits	$16,871,298	$16,347,390	$16,555,985
Total deposits, excluding brokered CDs and government deposits	$12,867,789	$12,669,900	$12,600,719

(1)	As of December 31, 2024, government deposits amounted to $3.5 billion and as of each of September 30, 2024 and December 31, 2023, government deposits amounted to $3.2 billion.